Exhibit 99.1

June 10, 2008

W. Rickard Scofield, Chairman
First National Bank in Howell
c/o May & Scofield
445 E. Van Riper
Fowlerville, MI 48836-8971

Re:	Resignation

Dear Rick:

        This letter is a follow up to our prior discussions regarding my continued service as a member of the Board of Directors of FNBH Bancorp, Inc. and First National Bank in Howell. After much thought and deliberation, I have come to the conclusion that the demands of my consulting business and the time and effort necessary to serve on the Board of Directors does not provide me with sufficient time to devote to Board matters. Accordingly, I regretfully resign my position as a member of the Board of Directors of both the Bank and FNBH Bancorp, Inc., effective as of the date of this letter.

Sincerely,

/s/ Dagmar K. Moore

Dagmar K. Moore